UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐    Preliminary Proxy Statement.
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒    Definitive Proxy Statement.
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12.

Saul Centers, Inc.
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐    Fee paid previously with preliminary materials.

7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-6522
(301) 986-6200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2022

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAUL CENTERS, INC., a Maryland corporation (the “Company”), will be held at 11:00 a.m. local time, on May 13, 2022, at the Hyatt Regency Bethesda, One Bethesda Metro Center, Bethesda, Maryland (at the southwest corner of the intersection of Wisconsin Avenue and Old Georgetown Road, adjacent to the Bethesda station on the Metro Red Line), for the following purposes:
1.To elect three directors to serve until the annual meeting of stockholders in 2025, or until their successors are duly elected and qualified.
2.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Common stockholders of record at the close of business on March 2, 2022, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting.
Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors

Bettina T. Guevara
Senior Vice President, General Counsel and Secretary

March 23, 2022
Bethesda, Maryland

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2022
The 2022 Proxy Statement and 2021 Annual Report to Stockholders are available at www.saulcenters.com

7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-5522
(301) 986-6200

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2022

GENERAL

This Proxy Statement is furnished by the Board of Directors (which we sometimes refer to as the “Board”) of Saul Centers, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 13, 2022 (the “Annual Meeting”), and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All common stockholders of record at the close of business on March 2, 2022, will be entitled to vote.
Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the proposals set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.
Votes cast in person or by proxy at the annual meeting will be tabulated, and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence or absence of a quorum.
For Proposal 1, the three nominees for director who receive the most votes will be elected. If a stockholder indicates “withhold authority to vote” for a particular nominee on the stockholder’s proxy card, the stockholder’s vote will not count either for or against the nominee. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 1. For Proposal 2, the affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of the Company’s independent registered public accounting firm. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 2.
Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies in person, by telephone, by email, through press releases issued by the Company, or through postings on the Company's website. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy card will first be mailed to common stockholders on or about March 23, 2022. Proxy materials are also available at www.saulcenters.com.
As of the record date, March 2, 2022, 23,787,261 shares of common stock, par value $0.01 per share (“Common Stock”) were issued, outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 46.7% of the issued and outstanding shares of Common Stock. The Company’s officers and directors have advised the Company that they intend to vote their shares of Common Stock in favor of the proposals set forth in this Proxy Statement.
The U. S. Securities and Exchange Commission’s (“SEC”) rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement, or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement, or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Proxy Statement or annual report, as applicable, contact the Company at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, Attn: Secretary or (301) 986-6200. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Proxy Statement or annual report, as applicable, and wish to receive only one copy of future proxy statements or annual reports, as applicable, for your household, please contact the Company at the above phone number or address.
PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING
The Company will present the following proposals at the annual meeting. The Company has described in this proxy statement all the proposals that it expects will be made at the annual meeting. If a stockholder or the Company properly presents any other proposal to the meeting after March 23, 2022, the Company will, to the extent permitted by applicable law, use the stockholder’s proxies to vote shares on the proposal in the Company’s best judgment.
1.    Election of Directors
The Articles of Incorporation of the Company ("Articles") and the Amended and Restated Bylaws of the Company as amended (“Bylaws”), provide that there shall be no fewer than three, nor more than 15 directors, as determined from time to time by the directors in office. The Board of Directors of the Company currently consists of 11 directors divided into three classes with staggered three-year terms. The term of each class expires at the annual meeting of stockholders, which is expected to be held in the spring of each year. Each director elected at the annual meeting of stockholders in 2022 will serve until the annual meeting of stockholders in 2025 or until his replacement is elected and qualifies or until his earlier resignation or removal.
The nominees for election to the Board of Directors are:
George P. Clancy, Jr.
J. Page Lansdale
Andrew M. Saul II

Each of the nominees is presently a member of the Board of Directors and has consented to serve as a director if re-elected. More detailed information about each of the nominees is available in the section of this proxy statement titled “The Board of Directors,” which begins on page three. If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, may designate a substitute nominee or nominees. If a substitute is nominated, the Company will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, may also decide to leave the Board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board. Proxies for the annual meeting may not be voted for more than three nominees.
The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, unanimously recommends that you vote FOR these directors.
2.    Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2022
The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company's independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company by Deloitte in 2021 are described under “2021 and 2020 Independent Registered Public Accounting Firm Fee Summary” on page 23.
Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2022 is not required by the Articles, Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. In such event, the Audit Committee may retain Deloitte, notwithstanding the fact that the stockholders did not ratify the selection, or select another accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right at its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends that you vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for 2022.

THE BOARD OF DIRECTORS
The following table and biographical descriptions set forth for each nominee and director, the name, age, principal occupations and directorships held during at least the past five years for each nominee and director, directorships held within the last five years and the positions they currently hold with the Company. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director of the Company. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The information is as of March 2, 2022.

Name	Age	Principal Occupation and Directorships
Class Two Directors-Term Ends at 2025 Annual Meeting (if elected)

George P. Clancy, Jr.	78
Director since March 2012. Mr. Clancy is a retired Executive Vice President and Mid-Atlantic Region Market President of Chevy Chase Bank, a division of Capital One, N.A. Mr. Clancy has extensive experience in banking, which includes serving as President and Chief Operating Officer of the Riggs National Corporation* and President and Chief Executive Officer of Signet Bank, N.A.* He serves on the boards and the audit committees of ASB Capital Management, LLC and Chevy Chase Trust Company. Until July 2018, Mr. Clancy served as a director of WGL Holdings, Inc. and chaired its Audit Committee. He is a director of the Mary and Daniel Loughran Foundation and is a member of the Finance and Audit Committee of Catholic Charities of the Archdiocese of Washington.

Through these experiences, Mr. Clancy contributes public company, real estate, finance, governance and leadership experience to the Board.

J. Page Lansdale	64
Director since June 2014. President and Chief Operating Officer from May 2014 to September 2019, when Mr. Lansdale retired. Executive Vice President - Real Estate from September 2012 to May 2014. Senior Vice President of the Company from 2009 to 2012. Director of B. F. Saul Company since 2014. Trustee of the B. F. Saul Real Estate Investment Trust since 2014. Beginning in 1990, Mr. Lansdale held various positions with Chevy Chase Bank, F. S. B., including Senior Vice President of Corporate Real Estate from 2004 to 2009.
Through these experiences, Mr. Lansdale contributes public company, real estate, design, development and construction and leadership experience to the Board.

Andrew M. Saul II	56
Director since June 2014. Mr. A. M. Saul II is the Chief Executive Officer and co-founder of Genovation Cars. Director of B. F. Saul Company since 2013. Trustee of B. F. Saul Real Estate Investment Trust since 2014. Mr. A. M. Saul II earned a degree in Economics and History from Villanova University and an MBA from the University of Maryland. Mr. A. M. Saul II is the son of the Company’s Chairman and Chief Executive Officer, B. Francis Saul II, and the uncle of Willoughby B. Laycock, a member of the Board.
Through these experiences, Mr. A. M. Saul II contributes innovation and leadership experience to the Board.

Name	Age	Principal Occupation and Directorships
Class One Directors-Term Ends at 2024 Annual Meeting

Philip D. Caraci	83
Vice Chairman since March 2003, Director since June 1993. President from 1993 to March 2003, when Mr. Caraci retired. Senior Vice President and Secretary of the B. F. Saul Real Estate Investment Trust from 1987 to 2003. Executive Vice President of the B. F. Saul Company from 1987 to 2003, with which he had been associated since 1972. President of B. F. Saul Property Company from 1986 to 2003. Trustee of the B. F. Saul Real Estate Investment Trust*.

Through these experiences, Mr. Caraci contributes real estate expertise and familiarity with the Company’s business to the Board.

Willoughby B. Laycock	34
Director since March 2019. Senior Vice President, Residential Design and Market Research since September 2021. Senior Vice President, Residential Marketing from May 2019 to September 2021. Vice President, Residential Marketing from May 2018 to May 2019. Assistant Vice President, Residential Marketing from 2016 through 2018. Ms. Laycock previously worked as a financial analyst at Dalton Investments and Davis Advisors. Ms. Laycock earned a degree in Psychology from Princeton University and an MBA from Columbia University, in its Value Investing Program. Ms. Laycock is the granddaughter of the Company's Chairman and Chief Executive Officer, B. Francis Saul II, and the niece of Andrew M. Saul II, a member of the Board.
Through these experiences, Ms. Laycock contributes financial acumen and multi-family marketing and development experience to the Board.

Earl A. Powell III	78
Director since March 2018. Director Emeritus of the National Gallery of Art since March 2019, Director of the National Gallery from 1992 to 2019. Director of ASB Capital Management, LLC and Chevy Chase Trust Company. Director of the Los Angeles County Museum of Art from 1980 through 1992. Curator at the National Gallery of Art from 1976 through 1980. Assistant Professor of Art History at the University of Texas from 1974 through 1976. Serves as the chairman of the U. S. Commission of Fine Arts. Serves as trustee of the American Federation of the Arts, the Morris and Gwendolyn Cafritz Foundation, the John F. Kennedy Center for the Performing Arts, the Norton Simon Museum, the National Trust for Historic Preservation, and the White House Historical Association. Served as an officer in the U. S. Navy from 1966 to 1969.
Through these experiences, Mr. Powell contributes leadership, management and governance expertise to the Board.

Mark Sullivan III	80
Director since April 2008, previously served as Director from 1997 through 2002. U.S. Executive Director of the European Bank for Reconstruction and Development from 2002 to April 2008, when Mr. Sullivan retired. Attorney representing financial service providers from 2000 to 2002. President of the Small Business Funding Corporation, a company providing a secondary market facility for the purchase and securitization of small business loans from 1996 to 1999. Practiced law in Washington, D.C., advising senior management of financial institutions on legal and policy matters from 1989 to 1996. Director of The Baltic American Freedom Foundation, where he is Chairman of the Audit Committee.

Through these experiences, Mr. Sullivan III contributes financial and legal expertise to the Board.

Name	Age	Principal Occupation and Directorships
Class Three Directors-Term Ends at 2023 Annual Meeting

B. Francis Saul II	89
Chairman, Chief Executive Officer and Director since June 1993 and President from October 2019 to April 2021. Chairman of the Board of Directors and Chief Executive Officer of the B. F. Saul Company since 1969. Chairman of the Board of Trustees and Chief Executive Officer of the B. F. Saul Real Estate Investment Trust* since 1969 and a Trustee since 1964. Chairman of the Board of Chevy Chase Trust Company and ASB Capital Management, LLC. Chairman of the Board and Chief Executive Officer of Chevy Chase Bank, F. S. B.* from 1969 to 2009. Member of National Gallery of Art Trustees Council. Trustee Emeritus of the National Geographic Society, Trustee Emeritus of the Johns Hopkins Medicine Board and an Honorary Trustee of the Brookings Institution. Mr. B. Francis Saul II is the father of Mr. Andrew M. Saul II and the grandfather of Ms. Willoughby B. Laycock, each of whom serve on the Board.

Through these experiences, Mr. B. Francis Saul II contributes leadership, real estate, governance and financial experience, as well as familiarity with the Company’s business, to the Board.

John E. Chapoton	85
Director since October 2002. Partner, Brown Investment Advisory since 2001. Partner in the law firm of Vinson & Elkins LLP from 1984 to 2000. Assistant Secretary of Treasury for Tax Policy 1981 to 1984. Former director of StanCorp Financial Group, Inc.*

Through these experiences, Mr. Chapoton contributes investment, legal, public policy and public company experience to the Board.

H. Gregory Platts	74
Director since March 2012. Mr. Platts retired from the National Geographic Society in 2011 after a 31-year career. He had been Senior Vice President and Treasurer since 1991, responsible for all investment and banking activities. Prior to joining the National Geographic Society in 1980, Mr. Platts served as a trust investment officer with the First American Bank in Washington, D.C. from 1972 to 1978. Mr. Platts currently serves on the boards of B. F. Saul Real Estate Investment Trust, ASB Capital Management, LLC, Chevy Chase Trust Company, the Center for the Study of the Presidency and Congress, the Walter A. Bloedorn Foundation, Washington National Monument Society and the Hattie M. Strong Foundation. He also is the Chairman of the audit committees of ASB Capital Management, LLC and Chevy Chase Trust Company. He is an emeritus board member of Decatur House, a National Trust property. He has served as a director and president of the Washington Society of Investment Analysts and chairman of the American Red Cross Blood Services Mid-Atlantic Region.

Through these experiences, Mr. Platts contributes finance, leadership, governance and public policy experience to the Board.

John R. Whitmore	88
Director since June 1993. Retired Financial Consultant. Senior Advisor to the Bessemer Group, Inc. from 1999 to 2002. Formerly President and Chief Executive Officer of the Bessemer Group and its Bessemer Trust Company subsidiaries (a financial management and banking group) and director of Bessemer Securities Corporation from 1975 to 1998. Director of Old Westbury Funds, Inc.* Trustee of the B. F. Saul Real Estate Investment Trust*. Former director of Chevy Chase Bank, F. S. B.*

Through these experiences, Mr. Whitmore contributes finance and public company experience to the Board.

*    Directorship in a publicly held company (i.e., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act) or a company registered as an investment company under the Investment Company Act of 1940 during all or part of the time such person was a director of such company.

CORPORATE GOVERNANCE
Board of Directors
General. The Company is currently managed by an 11-member Board of Directors. The Board has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. The corporate governance guidelines are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. The Company has also adopted an ethical conduct policy that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code. A copy of the Company’s ethical conduct policy is available on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.
Independence and Composition. The Articles and the New York Stock Exchange (“NYSE”) listing standards each require that a majority of the Board of Directors be “independent directors,” as defined in the Articles and the NYSE listing standards.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that Messrs. Caraci, Chapoton, Clancy, Platts, Powell III and Sullivan III, representing a majority of the Board of Directors, are “independent directors” as defined in the NYSE listing standards and the Articles. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Board consulted with the Company’s counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.
Leadership Structure. Currently, Mr. B. Francis Saul II serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company does not have a lead independent director. At this time, the Board believes that the Company and its stockholders are best served by having Mr. B. Francis Saul II serve as Chairman and Chief Executive Officer.
Mr. B. Francis Saul II’s tenure as Chief Executive Officer since the Company’s formation, his more than 45 years of experience leading the Saul Organization and his significant ownership interest in the Company uniquely qualify him to serve as Chairman and Chief Executive Officer. In addition, the Board believes that Mr. B. Francis Saul II’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management, and his knowledge of the Company’s properties and business operations makes it appropriate for him to lead Board discussions.
The Company does not have a lead independent director, because the Board believes that it is currently best served without designating a single lead independent director. Six of the 11 current members of our Board are independent under the NYSE listing standards and the Articles and, as required by the NYSE listing standards, the Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. In addition, the Board and each of these committees have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management.
Meetings and Attendance. The Board of Directors met five times during the year ended December 31, 2021. All of the directors currently serving on the Board of Directors, including the nominees, attended at least 75% of the aggregate total number of meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors on which he or she serves. The corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board and committee meetings on a consistent basis. All 11 directors at the time of the 2021 annual meeting of stockholders were in attendance at that meeting. Because of governmental restrictions related to COVID-19, no director was physically present at the 2021 annual meeting of stockholders. Instead, all 11 directors at the time of that meeting were in attendance telephonically.
In addition, non-management members of the Board of Directors met once during executive session and the independent directors met twice during the year ended December 31, 2021. Pursuant to our corporate governance guidelines, if the Chairman of the Board is not an officer of the Company, the Chairman of the Board presides at all executive sessions of the Board of Directors, except for executive sessions to discuss the compensation of the Company’s Chief Executive Officer, which are chaired by the chairman of the Compensation Committee. If the Chairman is an officer of the Company, all executive sessions of the Board should be chaired by the chairman of the Nominating and Corporate Governance Committee. In 2021, Mr. Platts, as Chairman of the Nominating and Corporate Governance Committee, presided over the executive sessions.

Risk Oversight.    The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the general oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular reports from management, as well as auditors and other outside consultants, to the Board and its committees on the Company’s business, including risks that the Company faces in conducting its business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions and (3) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees. The Board also relies on management to bring significant matters impacting the Company to its attention.
Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for reviewing with management, the independent auditor and the Company’s internal auditors any significant risks or exposures, discussing the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and assessing the steps management has taken to minimize such risks to the Company.
While the Board believes its current leadership structure enables it to effectively oversee the Company’s management of risk, it was not the primary reason the Board of Directors selected its current leadership structure over other potential alternatives.
Interested Party Communications. The Board of Directors has adopted a process whereby interested parties can send communications directly to the directors. Any interested party wishing to communicate directly with the presiding director or with the non-management directors as a group, or with one or more directors, may do so in writing, by addressing their communication to the director or directors, c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522. All correspondence will be reviewed by the Company and forwarded to the director or directors.
Audit Committee
General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:
•has sole power and authority concerning the engagement and fees of the independent registered public accounting firm;
•reviews with the independent registered public accounting firm the plans and results of the audit engagement;
•pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm;
•reviews the independence of the independent registered public accounting firm;
•review and approve in advance the appointment and/or replacement of the chief internal audit executive;
•reviews the adequacy of the Company’s internal control over financial reporting; and
•reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder, which is referred to as the Exchange Act, and the NYSE listing standards. Messrs. Caraci, Clancy and Platts currently are the members of the Audit Committee, with Mr. Clancy serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that Messrs. Clancy and Platts are “audit committee financial experts” as that term is defined in the Exchange Act.
Meetings. The Audit Committee met seven times in the year ended December 31, 2021.

Nominating and Corporate Governance Committee
General. The Board of Directors has established a Nominating and Corporate Governance Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. As provided in the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee:
•identifies and recommends to the Board of Directors individuals to stand for election and reelection to the Board at the annual meeting of stockholders and to fill vacancies that may arise from time to time;
•develops and makes recommendations to the Board for the creation and ongoing review and revision of a set of effective corporate governance guidelines that promote the competent and ethical operation of the Company and any policies governing ethical business conduct of the Company’s employees or directors; and
•makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.
Selection of Director Nominees. The corporate governance guidelines provide that the Nominating and Corporate Governance Committee endeavor to identify individuals to serve on the Board who have expertise that is useful to the Company and complementary to the background, skills and experience of other Board members. The Nominating and Corporate Governance Committee’s assessment of the composition of the Board includes: (a) skills - knowledge of corporate governance, business and management experience and background, real estate experience and background, accounting experience and background, finance experience and background, and an understanding of regulation and public policy matters, (b) characteristics - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - diversity, age and public company experience. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. The Company's corporate governance guidelines provide that the Nominating and Corporate Governance Committee should, in determining the composition of the Board, include diversity as one of the many factors it considers. The Company does not have a formal policy on diversity, however, the Nominating and Corporate Governance Committee assesses its effectiveness in accounting for diversity, along with the other factors taken into account to identify director nominees, when it annually evaluates the performance of the Board of Directors.
The Nominating and Corporate Governance Committee also considers director nominees recommended by stockholders. In accordance with the Company’s Bylaws and the Exchange Act, any proposal from stockholders regarding possible director candidates to be elected at a future annual meeting or proposals for any other matters must be received by the Company at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, Attn: Secretary not less than 60 nor more than 90 calendar days before the first anniversary of the previous year’s annual meeting, provided, that in the event that the date of the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date, to be timely delivered, the proposal must be received not earlier than the 90th day prior to the upcoming annual meeting and not later than the close of business on the later of the 60th day prior to the upcoming annual meeting or the 10th day following the day on which public announcement of the date of the upcoming annual meeting is first made. The deadline for submissions of proposals for the 2023 annual meeting can be found under the section captioned “Proposals for Next Annual Meeting.”
Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act. In addition, any proposals must include the following:
•the name and address of the stockholder submitting the proposal, as it appears on the Company’s stock transfer records, and of the beneficial owner thereof;
•the number of shares of each class of the Company’s stock which are owned beneficially and of record by the stockholder and the beneficial owner;
•    the date or dates upon which the stockholder acquired the stock;
•the reasons for submitting the proposal and a description of any material interest the stockholder or beneficial owner has in submitting the proposal; and
•all information relating to the director nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected).

The Chairman of the Annual Meeting shall have the power to declare that any proposal not meeting these requirements is defective and shall be discarded.
The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same manner that it evaluates director candidates recommended by the directors or management.
Independence and Composition. The NYSE listing standards require that the Nominating and Corporate Governance Committee consist solely of independent directors. Messrs. Caraci and Platts currently are the members of the Nominating and Corporate Governance Committee, with Mr. Platts serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Nominating and Corporate Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Nominating and Corporate Governance Committee met twice during the year ended December 31, 2021.
Compensation Committee
General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.
The Compensation Committee is responsible for:
◦    approving and evaluating the compensation plans, policies and programs for the Company’s officers;
◦    making recommendations to the Board with respect to the compensation of directors; and
◦    approving all awards to any officer under the Company’s stock option and equity incentive plans.
The Compensation Committee also serves as the administrator of the Company’s 2004 Stock Plan.
•Role of Others in Compensation Determinations. The Compensation Committee considers the recommendations of the Chairman and Chief Executive Officer when determining the compensation of the directors and executive officers other than the Chairman and Chief Executive Officer. Neither the Compensation Committee nor the Company retains compensation consultants.
•Delegation of Authority by the Committee. Although the Chairman and Chief Executive Officer may recommend to the Compensation Committee equity compensation awards for the executive officers other than the Chairman and Chief Executive Officer, the Compensation Committee approves the grant of all such awards to executive officers under the Company’s 2004 Stock Plan.
The Company’s executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”
Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. Messrs. Caraci and Platts currently are the members of the Compensation Committee, with Mr. Platts serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Compensation Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Compensation Committee met three times in the year ended December 31, 2021.
Executive Committee
General. The Board of Directors has established an Executive Committee. The Executive Committee, which is not governed by a written charter, has such authority as it is delegated by the Board of Directors and advises the Board of Directors from time to time with respect to such matters as the Board of Directors directs.

Independence and Composition. The Exchange Act and the NYSE listing standards do not require that the Executive Committee consist of any independent directors. Messrs. Caraci and B. Francis Saul II currently are the serving members of the Executive Committee, with Mr. B. Francis Saul II serving as Chairman.
Meetings. The Executive Committee did not meet during the year ended December 31, 2021.
Ethical Conduct Policy and Senior Financial Officer Code of Ethics
The directors, officers and employees of the Company are governed by the Company’s Ethical Conduct Policy. The Company’s Chairman and Chief Executive Officer, Senior Vice President-Chief Financial Officer, Senior Vice President-Chief Accounting Officer and Treasurer, and Senior Vice President-Controller are also governed by the Code of Ethics for senior financial officers. The Ethical Conduct Policy and the Code of Ethics are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. Amendments to, or waivers from, a provision of the Ethical Conduct Policy or the Code of Ethics will be posted to the Company’s website within four business days following the date of the amendment or waiver.
Compensation Committee Interlocks and Insider Participation
Mr. Philip D. Caraci was an officer of the Company from 1993 until his retirement in 2003. None of the other current members of our Compensation Committee serve, or has in the past served, as one of the Company’s employees or officers. Two of the Company's executive officers, Mr. B. Francis Saul II and Ms. Christine N. Kearns, and one of the Company's directors, Mr. H. Gregory Platts, currently serve, and in the past year have served, as members of the Compensation Committee of Chevy Chase Trust Company, where Mr. B. Francis Saul II is Chairman and Ms. Kearns is a Vice Chairman of the Board of Directors.
Compensation of Directors
Directors of the Company are currently paid an annual retainer of $20,000 and a fee of $1,200 for each Board or Committee meeting attended and are annually awarded 200 shares of the Company’s Common Stock. The shares are issued on the date of each annual meeting of stockholders to each director serving on the Board of Directors as of the record date of such meeting. In 2004, the Compensation Committee approved the automatic grant of options to purchase 2,500 shares of Common Stock to each of the directors of the Company, as of the date of each annual meeting of the Company’s stockholders beginning with the 2004 annual meeting. The options are immediately exercisable. In 2021, each director was awarded options to purchase 2,500 shares of Common Stock at an exercise price of $43.89 per share, representing the fair market value of the Company’s Common Stock on May 7, 2021. Directors from outside the Washington, D.C. area also are reimbursed for out-of-pocket expenses in connection with their attendance at meetings.
In addition, directors may elect to participate in the Deferred Compensation Plan discussed below. For the period March 1, 2021 through March 1, 2022, 7,294 shares were credited to the directors’ deferred fee accounts and 1,132 and 7,090 shares of Common Stock were issued to current and retired directors, respectively.

Director Compensation Table for 2021

The following table sets forth the compensation received by directors, other than directors who are named executive officers, for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
	(1)	(2)	(3)
Philip D. Caraci	$53,700	$8,778	$15,800	$—	$—	$—		$78,278
John E. Chapoton	28,400	8,778	15,800	—	—	—		52,978
George P. Clancy, Jr.	45,400	8,778	15,800	—	—	—		69,978
J. Page Lansdale	26,000	8,778	15,800	—	—	100,000	(4)	150,578
Willoughby B. Laycock	26,000	8,778	15,800	—	—	—		50,578
H. Gregory Platts	45,300	8,778	15,800	—	—	—		69,878
Earl A. Powell III	27,200	8,778	15,800	—	—	—		51,778
Andrew M. Saul II	26,000	8,778	15,800	—	—	—		50,578
Mark Sullivan III	28,400	8,778	15,800	—	—	—		52,978
John R. Whitmore	26,000	8,778	15,800	—	—	—		50,578
(1)During 2021, fees earned of $125,800 by five Directors were deferred into shares of Common Stock pursuant to the Directors Plan described below. All other fees were paid in cash.
(2)The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 200 shares of Common Stock were awarded, without restriction, on May 7, 2021 at a value of $43.89 per share.
(3)The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 2,500 non-qualified stock options were awarded on May 7, 2021 valued at $6.32 per option. See note 10 to the consolidated financial statements in the Company's 2021 annual report to stockholders for the assumptions used to value these awards.
(4)Upon his retirement, Mr. Lansdale entered into a consulting arrangement with the Company. The arrangement, which is terminable by either party at any time, provides that Mr. Lansdale shall receive $100,000 per annum for consulting services provided to the Company.

Deferred Compensation Plan
A Deferred Compensation and Stock Plan for Directors, which we refer to as the Directors Plan, was established by the Company, for the benefit of its directors and their beneficiaries. Before the beginning of any calendar year, a director may elect to defer all or part of his or her director’s fees to be earned in that year and the following years. At the option of the director, the fees will be deferred into a cash account, a share account or both. If the director elects to defer fees into the share account, fees earned during a calendar quarter are aggregated and divided by the Common Stock’s closing market price on the first trading day of the following quarter to determine the number of shares to be allocated to the director. When the director is eligible to receive payments from the deferred fee accounts, amounts credited to the cash account shall be paid in cash and amounts credited to the share account shall be paid by the delivery by the Company of certificates representing a like number of shares of Common Stock. For financial reporting purposes, the deferred fee shares are included in the calculation of outstanding Common Stock; however, directors are not eligible to vote the shares until they are issued. Through March 1, 2022, including shares issued to and reserved for future issuance to former directors of the Company, 265,449 shares have been issued and 115,578 shares are reserved for issuance and have been credited to the directors’ deferred fee accounts. Of the 115,578 shares reserved for future issuance, 97,237 shares have been credited to the accounts of current directors and 18,341 shares have been credited to the accounts of retired directors.

The following table sets forth fees deferred into shares of Common Stock by current directors under the Directors Plan.

Name	Balance March 1, 2021	Shares Credited to Stock Deferred Fee Account in 2021/22	Shares Issued By Operation of Plan Terms	Balance March 1, 2022
Philip D. Caraci	28,456	1,422	—	29,878
John E. Chapoton	18,007	1,537	—	19,544
George P. Clancy, Jr.	5,929	1,243	1,132	6,040
J. Page Lansdale	—	—	—	—
Willoughby B. Laycock	1,462	652	—	2,114
H. Gregory Platts	—	—	—	—
Earl A. Powell III	—	—	—	—
Andrew M. Saul II	—	—	—	—
B. Francis Saul II	37,221	2,440	—	39,661
Mark Sullivan III	—	—	—	—
John R. Whitmore	—	—	—	—
Totals	91,075	7,294	1,132	97,237

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG") INITIATIVES
The Company is dedicated to responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve throughout our portfolio, in addition to our workplace community. Below are some highlights of our commitment to ESG principles.

Environmental
LEED Certification - Since 2010, all of the Mixed-use properties we developed, comprising approximately 1.25 million square feet of space, are Leadership in Energy and Environment Design (“LEED”) certified.

Environmental Practices and Impact - We launched an energy reduction program in 2016 at select properties by embracing LED lighting technology and smart lighting control systems for parking lots, common areas, walkways, signage and façade lighting. New developments are designed with this reduced energy consumption criteria in mind where applicable, and many of our existing properties are in the process of being converted to this energy reducing technology.

Transit-Centric Development - Our recently-developed Mixed-use properties, as well as the majority of our development pipeline, have primarily residential use and are located within walking distance of Washington Metropolitan Area Transit Authority (Metro) rail stations.

Trip Reduction Program - We participate in the Metro Smart Benefits Program to encourage the use of public transit by our employees. We offer bike storage and electric vehicle charging stations at our corporate headquarters to encourage low emission transport.

Water Conservation - We have installed sub-meter monitoring systems at several properties to be alerted of excessive use due to leaks.
Climate Preparedness - We manage the impact of natural disasters, including flooding and severe storms, by monitoring vulnerabilities and responding as necessary.
Social
Diverse Hiring Practices - The Company has a commitment to equal employment opportunities and does not discriminate against any person based on race, color, religion, gender, national origin, age, disability, sexual orientation or gender preference.

Community Involvement - The Company received the Outstanding Donor Award in 2018 from the County Executive of Montgomery County, Maryland for the significant contributions to support student learning, strong families and healthy communities through our partnership with Linkages to Learning.

Employee Wellness and Satisfaction - The Company encourages employee wellness in every aspect of life, including physical fitness, mental well-being and social connectedness.
Center for Professional Development - We annually hold several in-house training programs that focus on communication, self-awareness, delegation, feedback, accountability, team dynamics and other skills that provide our employees with personal growth opportunities.

Employee Education - We support the continuing education of our employees through (a) reimbursement of the cost of seeking undergraduate and graduate degrees at colleges and universities and (b) reimbursement of costs related to seminars, conferences and workshops.

Leadership, Exposure and Development (“LEAD”) - We previously launched a program that we call LEAD which enhances our other training and education programs by providing our talented employees with the tools necessary to effectively lead and manage.

Industry Growth - We manage an internship program to support the development of future real estate professionals.
Governance
Oversight and Commitment - Our Board of Directors has an active role in overseeing the management of risks applicable to our business and is committed to strong corporate governance. Our governance framework is designed to promote the long-term interests of our stockholders.

Ethics and Integrity - We are a dynamic organization, where the highest level of professionalism is at the core of all our interactions. We have adopted a robust Code of Ethics and Ethical Conduct Policy, which are reviewed annually and are publicly available on our website.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past 10 years of each executive officer who is not a director of the Company.

Name	Age	Position and Background
D. Todd Pearson	41
President and Chief Operating Officer since May 2021. Executive Vice President - Real Estate from October 2019 to April 2021. Senior Vice President - Acquisitions and Development from 2017 to September 2019. Vice President - Acquisitions and Development from 2011 to 2016. Vice President - Director of Internal Audit 2010. Director of Internal Audit from 2005 to 2009.

Christine N. Kearns	61
Executive Vice President - Chief Legal and Administrative Officer since April 2014. Ms. Kearns is a Vice Chairman of the Board of Directors of Chevy Chase Trust Company and ASB Capital Management, LLC. Ms. Kearns is also Executive Vice President-Chief Legal and Administrative Officer of B. F. Saul Company and B. F. Saul Real Estate Investment Trust, a member of the Board of Directors of B. F. Saul Company and a Trustee of the B. F. Saul Real Estate Investment Trust. Prior to joining the Company, Ms. Kearns was a partner with the law firm Pillsbury Winthrop Shaw Pittman LLP for 20 years, most recently serving as the Managing Partner of the firm's Washington, D.C. office.

Christopher H. Netter	67
Executive Vice President - Leasing since October 2019. Senior Vice President - Leasing from 1998 to 2019. Vice President - Leasing of the Company from 1993 to 1998. Vice President of the B. F. Saul Company and B. F. Saul Property Company and Assistant Vice President of the B. F. Saul Real Estate Investment Trust from 1987 to 1993.

John F. Collich	62
Senior Vice President - Chief Acquisitions and Development Officer since May 2019. Senior Vice President - Acquisitions and Development from 2011 to 2019. Senior Vice President - Retail Development from 2000 to 2011. Vice President - Retail Development of the Company from 1993 to 2000. Vice President of the B. F. Saul Company and B. F. Saul Property Company in 1993.

Joel A. Friedman	64
Senior Vice President - Chief Accounting Officer and Treasurer since April 2021. Senior Vice President - Chief Accounting Officer from September 2009 to March 2021. Vice President, Treasurer and Chief Accounting Officer of the B. F. Saul Real Estate Investment Trust, Senior Vice President and Chief Accounting Officer of the B. F. Saul Company and B. F. Saul Property Company since September 2009. Chief Financial Officer of ASB Capital Management, LLC and Chevy Chase Trust Company. Previously served in a variety of accounting positions at Chevy Chase Bank, F. S. B., from June 1983 to July 2009, at which time he served as Senior Vice President and Controller, the bank’s chief accounting officer.

Carlos L. Heard	46
Senior Vice President - Chief Financial Officer since April 2021. Senior Vice President, Acquisitions and Development of the B. F. Saul Company and Affiliates from 2019 to March 2021. Vice President, Acquisitions and Development from 2013 to 2018. Vice President, Acquisitions and Finance from 2010 to 2012. Prior to joining the B. F. Saul Company and Affiliates, Mr. Heard was Group Vice President of Capital Markets and Commercial Real Estate at Chevy Chase Bank,
F. S. B., where he worked from 1998 to 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
References in this Compensation Discussion and Analysis to “we,” “our,” “ours” and “us” refers to Saul Centers, Inc.
Compensation Philosophy. Our goal is to design and administer a compensation program to (i) attract and retain qualified officers, (ii) reward officers for superior performance in achieving our business objectives and enhancing stockholder value and (iii) provide incentives for the creation of long-term stockholder value. Historically, the key elements of executive compensation have been base salary, annual bonuses and incentive stock options. The Compensation Committee reviews and approves our policies and practices regarding executive compensation, including (a) base salary levels, (b) annual bonuses, and (c) if applicable, long-term incentives, including awards of stock options. The Compensation Committee’s decisions regarding executive compensation are subjective and are based to a significant extent on the discretion and recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee does not attempt to establish a fixed numerical relationship between base salary, bonus and long-term incentives as components of overall compensation. We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program, and this program is not based on any unique or preferential financial accounting or tax treatment.
Base Salary and Bonus Awards. As part of its review of base salary and bonus compensation, the Compensation Committee uses its discretion to make a subjective evaluation of the overall performance of each of the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers (“named executive officers”) based on its consideration of a variety of factors, including each individual’s tenure, level and scope of responsibility and performance and contribution to the achievement of our long-term goals, as well as factors relating to our overall performance and management’s recommendations regarding compensation. The Compensation Committee does not objectively measure any of the individual factors, nor does it make a determination of the actual performance of each of the named executive officers relating to each factor. No one factor is given precedence in the Compensation Committee’s analysis, although the Compensation Committee does take into account the recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee also considers whether the executive officers spend a portion of their time managing other related entities. A portion of the salary of each of Mr. Pearson and Mr. Collich is billed to one or more affiliated entities based on services rendered to those entities.
Most Recent Stockholder Advisory Vote on Executive Compensation. At our 2017 annual meeting of stockholders, our stockholders recommended, and our Board subsequently adopted, a triennial stockholder vote on executive compensation. In April 2020, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the Company in March 2020. Approximately 90.7% of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary at this time to make any material changes to those policies and practices in response to the advisory vote. We will hold the next triennial stockholder advisory vote on the compensation of our named executive officers at the 2023 annual meeting of stockholders.

Base salary determinations are generally made by the Compensation Committee annually effective as of May 1 of each year. During 2020, as a result of the changes in business environment due to COVID-19, we made temporary changes to reduce overhead expenses, including executive officer salary reductions, which were effective on May 1, 2020 and restored effective October 1, 2020.

Name	Base Salary Beginning May 1, 2021	Base Salary Beginning October 1, 2020	Base Salary Beginning May 1, 2020	Percentage Change (May 2020 to May 2021)
B. Francis Saul II
Chairman and Chief Executive Officer	$125,000	$125,000	$—	N/A
D. Todd Pearson (1)
President and Chief Operating Officer	650,000	535,000	454,750	43%
Christopher H. Netter
Executive Vice President - Leasing	610,000	592,000	503,200	21%
John F. Collich
Senior Vice President - Chief Acquisitions and Development Officer	471,240	462,000	415,800	13%
Carlos L. Heard (2)
Senior Vice President - Chief Financial Officer	375,000	—	—	N/A
Scott V. Schneider (3)
Former Executive Vice President - Chief Financial Officer	—	617,500	524,875	N/A
(1)    Mr. Pearson was appointed President and Chief Operating Officer effective May 7, 2021.
(2)    Mr. Heard was appointed Senior Vice President - Chief Financial Officer effective April 1, 2021.
(3)     Mr. Schneider retired effective March 31, 2021. Upon his retirement, Mr. Schneider entered into a three year consulting arrangement with the Company. The arrangement provides that Mr. Schneider shall receive $200,000 the first year, $150,000 the second year and $100,000 the third year for consulting services provided to the Company.

Bonus determinations are made by the Compensation Committee annually and are typically awarded in December of each year. Bonus awards are typically calculated as a percentage of the employee’s base salary and are determined on the basis of the recommendation of the Chairman and Chief Executive Officer and other subjective factors rather than the achievement by the executive officer of any pre-determined performance target. In December 2021, the Compensation Committee approved bonuses for the named executive officers in amounts of either 15% or 20% of the named executive officer’s base salary as provided below.

Name	Base Salary	Bonus	Bonus as a Percentage of Base Salary
B. Francis Saul II	$125,000	$25,000	20%
D. Todd Pearson	650,000	97,500	15%
Christopher H. Netter	610,000	91,500	15%
John F. Collich	471,240	70,686	15%
Carlos L. Heard	375,000	56,250	15%
The base salary and bonus paid to the Chairman and Chief Executive Officer was less than the compensation paid to other executive officers because the Compensation Committee also considered that the Chairman and Chief Executive Officer devotes a portion of his time to managing other related entities. We believe that the current base salary levels and annual bonus awards of the Company’s officers take into account the unique talents and skills of its officers.
Stock Option Grants. While not a key element in compensation, the Compensation Committee believes that the prudent use of equity incentives aligns the interests of officers with those of stockholders and promotes long-term stockholder value. The 2004 Stock Plan provides for grants of nonqualified and incentive stock options to employees, including officers. The Compensation Committee administers the plan and determines the participants who receive stock option grants, the terms of the grants, the schedule for exercisability or nonforfeitability, and the time and conditions for expiration of the grants. The Compensation Committee will continue to look at the total compensation package for each officer and the policies underlying the Company’s long-term compensation goals when granting awards under the plan. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.
We do not time, nor have we ever timed, the grant of stock options in coordination with the release of material non-public information, and we have never back-dated any awards of stock options. We expect that awards to executive officers in the future will be made at regularly scheduled Compensation Committee meetings. For corporate and accounting measurement purposes, the date of grant of an award to our executive officers under the 2004 Stock Plan is the date the Compensation Committee approves the award or such later date as the Compensation Committee specifies. The exercise price per share is determined by the compensation committee and must be greater than or equal to the closing market price of Common Stock on the date of award.
The Compensation Committee granted 223,000 options to officers of the Company during 2021, of which 80,000 options were granted to named executive officers.
Benefits and Other Perquisites. We provide benefits to our executive officers under the B. F. Saul Company Employees 401(k) Retirement Plan (the “Tax Qualified Plan”). Our executive officers are eligible to receive, on the same basis as other employees, employer matching contributions under the Tax Qualified Plan. This allows our executive officers to save for their retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers. Additional information on these Company-funded retirement contributions can be found in the Summary Compensation Table below. We also provide benefits to our executive officers under the B. F. Saul Company Supplemental Executive Retirement Plan (the “SERP”). The SERP, which is not available to all employees, allows the executive officers and other highly compensated employees to receive benefits they would have received under the Tax Qualified Plans, but for statutory limits. We do not sponsor a defined benefit pension plan for our executive officers or any other employees. Matching contributions under the Tax Qualified Plan and the SERP made to the named executive officers for the years ended December 31, 2021, 2020 and 2019 are shown in the “Other Compensation” column of the Summary Compensation Table below. Additional information on the SERP can be found in the Nonqualified Deferred Compensation Table below.
Our executive officers are also eligible to participate, on similar terms as employees who meet applicable eligibility criteria, in the other employee benefit and welfare plans that the Company maintains, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.
We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.
Compensation Risks
The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee endeavors to put in place for management incentives that cultivate a level of risk-taking behavior consistent with our business strategies. Because the bonus and other variable components of compensation are determined in large part on subjective considerations rather than formulae or other objective criteria, the Compensation Committee believes that the Company’s compensation policies do not contribute significantly to inappropriate risk-taking.
Summary Compensation Table
The following Summary Compensation Table sets forth the compensation paid to or earned by the named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who were serving as of December 31, 2021 for, or with respect to, the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation	Total
					(1)		(2)	(9)
B. Francis Saul II	2021	$125,000	$25,000	$—	$—	$—	$38,887	$59,578	$248,465
Chairman and Chief Executive Officer	2020	76,923	25,000	—	—	—	54,729	37,254	193,906
	2019	125,000	25,000	—	—	—	49,473	69,142	268,615
D. Todd Pearson (3) (4)	2021	614,615	97,500	—	149,000	—	1,748	57,283	920,146
President and Chief Operating Officer	2020	521,625	80,250	—	13,800	—	1,054	41,843	658,572
	2019	123,462	80,250	—	56,100	—	77	15,738	275,627
Christopher H. Netter (5)	2021	604,462	91,500	—	149,000	—	25,518	56,314	926,794
Executive Vice President-Leasing	2020	577,200	88,800	—	18,400	—	34,677	44,802	763,879
	2019	509,057	88,800	—	149,600	—	30,258	49,935	827,650
John F. Collich (6)	2021	468,397	70,686	—	119,200	—	18,025	46,901	723,209
Senior Vice President-Chief Acquisitions and Development Officer	2020	460,223	69,300	—	18,400	—	24,640	38,443	611,006
	2019	456,115	69,300	—	149,600	—	21,478	45,589	742,082
Carlos L. Heard (7)	2021	284,135	56,250	—	59,600	—	35	31,340	431,360
Senior Vice President - Chief Financial Officer	2020	—	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—	—
Scott V. Schneider (8)	2021	211,973	—	—	—	—	24,364	166,357	402,694
Former Executive Vice President- Chief Financial Officer	2020	602,063	92,625	—	18,400	—	33,436	46,127	792,651
	2019	525,519	92,625	—	149,600	—	29,020	51,153	847,917

(1)    The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company's 2021 annual report to stockholders for the assumptions used to value these awards.
(2)    Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(3)    Mr. Pearson was appointed Executive Vice President - Real Estate effective October 1, 2019, at which time his annual base salary was increased to $535,000. Mr. Pearson was appointed President and Chief Operating Officer effective May 7, 2021. His annual base salary was increased to $650,000 effective May 1, 2021.
(4)    Approximately 14%, 50% and 50% of total compensation in the table above for 2021, 2020 and 2019, respectively, related to services provided by Mr. Pearson to affiliates of Saul Centers, for which Saul Centers was reimbursed pursuant to the terms of the shared services agreement. See "Certain Relationships and Transactions" on page 27.
(5)    Mr. Netter was appointed Executive Vice President - Leasing effective October 1, 2019, at which time his annual base salary was increased to $592,000.
(6)    Approximately 51%, 51% and 50% of total compensation in the table above for 2021, 2020 and 2019, respectively, related to services provided by Mr. Collich to affiliates of Saul Centers, for which Saul Centers was reimbursed pursuant to the terms of the shared services agreement. See "Certain Relationships and Transactions" on page 27.
(7)    Mr. Heard was appointed Senior Vice President - Chief Financial Officer effective April 1, 2021.
(8)    Mr. Schneider was appointed Executive Vice President - Chief Financial Officer effective October 1, 2019, at which time his annual base salary was increased to $617,500. Mr. Schneider retired effective March 31, 2021. Upon his retirement, Mr. Schneider entered into a three year consulting arrangement with the Company. The arrangement provides that Mr. Schneider shall receive $200,000 the first year, $150,000 the second year and $100,000 the third year for consulting services provided to the Company.
(9)    The following table sets forth the components of “All Other Compensation” paid to the named executive officers for 2021, 2020 and 2019.

All Other Compensation
Name	Year	Director's Compensation (a)	Tax-Qualified Plan Contribution (b)	SERP Contribution (c)		Auto Allowance	Group Term Life Insurance	Consulting	Total
B. Francis Saul II	2021	$50,578	$—	$9,000	(d)	$—	$—	$—	$59,578
	2020	32,504	—	4,750	(d)	—	—	—	37,254
	2019	60,142	—	9,000	(d)	—	—	—	69,142
D. Todd Pearson	2021	—	17,400	25,327		12,600	1,956	—	57,283
	2020	—	15,104	12,675		12,600	1,464	—	41,843
	2019	—	2,169	10,053		3,150	366	—	15,738
Christopher H. Netter	2021	—	17,400	24,358		12,600	1,956	—	56,314
	2020	—	15,498	15,240		12,600	1,464	—	44,802
	2019	—	16,800	19,071		12,600	1,464	—	49,935
John F. Collich	2021	—	17,400	14,945		12,600	1,956	—	46,901
	2020	—	14,598	9,781		12,600	1,464	—	38,443
	2019	—	16,800	14,725		12,600	1,464	—	45,589
Carlos L. Heard	2021	—	13,765	6,658		9,450	1,467	—	31,340
	2020	—	—	—		—	—	—	—
	2019	—	—	—		—	—	—	—
Scott V. Schneider	2021	—	12,718	—		3,150	489	150,000	166,357
	2020	—	15,675	16,388		12,600	1,464	—	46,127
	2019	—	16,800	20,289		12,600	1,464	—	51,153
(a)Director’s compensation for Mr. B. Francis Saul II for 2021, 2020 and 2019 includes fees of $26,000, $24,800 and $28,400, respectively, Common Stock awards of 200 shares in each year valued at $8,778, $5,604 and $11,142, respectively, and non-qualified stock option awards of 2,500 options in each year valued at $6.32, $0.84 and $8.24, per option, respectively. The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company’s 2021 annual report to stockholders for the assumptions used to value these awards.
(b)Value of employer's contribution for 2021, 2020 and 2019 represents up to 6% of eligible compensation up to $290,000 for 2021, $285,000 for 2020 and $280,000 for 2019.
(c)Value of employer's contribution for 2021, 2020 and 2019 represents up to 6% of eligible compensation in excess of $290,000 for 2021, $285,000 for 2020 and $280,000 for 2019.
(d)Because Mr. B. Francis Saul II receives compensation from other affiliated companies, all Saul Centers' retirement plan contributions are made to the SERP.

Grants of Plan-Based Awards
The following plan-based awards were awarded to named executive officers pursuant to our 2004 Stock Plan during 2021.

Name	Grant Date	Number of Shares of Common Stock Awarded	Grant Date Fair Value	All Other Option Awards: Number of Shares of Common Stock Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value
B. Francis Saul II (1)	5/7/2021	200	$8,778	2,500	$43.89	$15,800
D. Todd Pearson (2)	5/7/2021	—	—	25,000	43.89	149,000
Christopher H. Netter (2)	5/7/2021	—	—	25,000	43.89	149,000
John F. Collich (2)	5/7/2021	—	—	20,000	43.89	119,200
Carlos L. Heard (2)	5/7/2021	—	—	10,000	43.89	59,600
(1)    Awards granted to Mr. B. Francis Saul II in respect of his service as director. The grant of 2,500 options vested immediately upon grant.
(2)    Options awarded to officers vest 25% on each of the first four anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to option awards outstanding as of December 31, 2021, for each of the named executive officers.

		Number of Securities Underlying Unexercised Options				Exercise	Expiration
Name	Grant Date	Exercisable		Unexercisable		Price	Date
B. Francis Saul II	5/8/2015	2,500	(1)	—		$51.07	5/7/2025
	5/6/2016	2,500	(1)	—		57.74	5/5/2026
	5/5/2017	2,500	(1)	—		59.41	5/4/2027
	5/11/2018	2,500	(1)	—		49.46	5/10/2028
	5/3/2019	2,500	(1)	—		55.71	5/2/2029
	4/24/2020	2,500	(1)	—		50.00	4/23/2030
	5/7/2021	2,500	(1)	—		43.89	5/6/2031

D. Todd Pearson	5/5/2017	5,000	(2)	—		59.41	5/4/2027
	5/11/2018	3,750	(2)	1,250	(2)	49.46	5/10/2028
	5/3/2019	3,750	(2)	3,750	(2)	55.71	5/2/2029
	4/24/2020	3,750	(2)	11,250	(2)	50.00	4/23/2030
	5/7/2021	—		25,000	(2)	43.89	5/6/2031

Christopher H. Netter	5/9/2014	15,000	(2)	—		47.03	5/8/2024
	5/8/2015	20,000	(2)	—		51.07	5/7/2025
	5/6/2016	20,000	(2)	—		57.74	5/5/2026
	5/5/2017	20,000	(2)	—		59.41	5/4/2027
	5/11/2018	15,000	(2)	5,000	(2)	49.46	5/10/2028
	5/3/2019	10,000	(2)	10,000	(2)	55.71	5/2/2029
	4/24/2020	5,000	(2)	15,000	(2)	50.00	4/23/2030
	5/07/2021	—		25,000	(2)	43.89	5/06/2031

John F. Collich	5/10/2013	5,000	(2)	—		44.42	5/9/2023
	5/9/2014	10,000	(2)	—		47.03	5/8/2024
	5/8/2015	20,000	(2)	—		51.07	5/7/2025
	5/6/2016	20,000	(2)	—		57.74	5/5/2026
	5/5/2017	20,000	(2)	—		59.41	5/4/2027
	5/11/2018	15,000	(2)	5,000	(2)	49.46	5/10/2028
	5/3/2019	10,000	(2)	10,000	(2)	55.71	5/2/2029
	4/24/2020	5,000	(2)	15,000	(2)	50.00	4/23/2030
	5/7/2021	—		20,000	(2)	43.89	5/6/2031

Carlos L. Heard	5/7/2021	—		10,000	(2)	43.89	5/6/2031

Scott V. Schneider	5/9/2014	20,000	(2)	—		47.03	5/8/2024
	5/8/2015	20,000	(2)	—		51.07	5/7/2025
	5/6/2016	20,000	(2)	—		57.74	5/5/2026
	5/5/2017	20,000	(2)	—		59.41	5/4/2027
	5/11/2018	15,000	(2)	5,000	(2)	49.46	5/10/2028
	5/3/2019	10,000	(2)	10,000	(2)	55.71	5/2/2029
	4/24/2020	5,000	(2)	15,000	(2)	50.00	4/23/2030

(1) - Director option awards vest immediately upon grant.
(2) - Executive officer option awards vest 25% on each of the first four anniversaries of the grant date.

Option Exercises and Stock Vested
The following table sets forth information concerning stock options exercised by the named executive officers during the year ended December 31, 2021.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
B. Francis Saul II	—	$—
D. Todd Pearson	—	—
Christopher H. Netter	—	—
John F. Collich	2,545	31,991
Carlos L. Heard	—	—
Scott V. Schneider	3,500	33,005
(1) The amounts in this column represent the difference between the market value of the shares of Common Stock acquired on exercise of the options based on the closing price of the Common Stock on the date of the exercise and the option exercise price.

Equity Compensation Plan Information
    The following table provides information as of December 31, 2021 regarding equity compensation plans approved by the stockholders and equity compensation plans that were not approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,601,250	$51.73	397,112
Equity compensation plans not approved by security holders	—	—	—
Total	1,601,250	$51.73	397,112
(1)    Consists entirely of common shares authorized for issuance under the Company’s 2004 Stock Plan.
Nonqualified Deferred Compensation
The following table sets forth information concerning the participation by the named executive officers in the SERP during 2021. See “Compensation Discussion and Analysis - Benefits and Other Perquisites” on page 17 for a description of the SERP.

Name	Executive Contributions in 2021 (1)	Saul Centers, Inc. Contributions in 2021 (2)	2021 Earnings (3) (4)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2021
B. Francis Saul II	$3,000	$9,000	$38,887	—	$968,830
D. Todd Pearson	8,442	25,327	1,748	—	69,066
Christopher H. Netter	8,119	24,358	25,518	—	656,023
John F. Collich	4,982	14,945	18,025	—	462,299
Carlos L. Heard	2,219	6,658	35	—	8,912
Scott V. Schneider	—	—	24,364	—	602,852
(1)    Executives contribute up to a maximum of 2% of eligible compensation.
(2)    Saul Centers contributes up to three times the executive officer's retirement plan contribution.
(3)    Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(4)    No amounts in the 2021 Earnings column represent salary or bonus that was reported in the summary compensation tables in prior years.

CEO Pay Ratio
    In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, set forth below is information about the relationship of the annual total compensation of Mr. B. Francis Saul II, our Chief Executive Officer, and the annual total compensation of our employees.
    The 2021 annual total compensation of the Company’s Chief Executive Officer was $248,465. The 2021 annual total compensation of the median employee (excluding the Chief Executive Officer) was $64,717. The resulting ratio of our Chief Executive Officer’s total compensation to the total compensation of our median employee for 2021 was 3.8:1.
    We determined our median employee based on our employee population as of December 31, 2021. To determine the median employee from our employee population, we compared the total cash compensation of all such employees who provided services to the Company in 2021. The compensation for employees who commenced employment with us mid-year, and who therefore, were employed by the Company for less than a full year during 2021, was annualized. Compensation provided to part-time employees was not annualized.
    Certain of our employees are full-time employees of our non-subsidiary affiliates who spend a portion of their time working on Saul Centers' matters, and certain full-time Saul Centers' employees spend a portion of their time working for our non-subsidiary affiliates on non-Saul Centers' matters. The salaries and benefits of these shared employees of these affiliates are charged to Saul Centers and the affiliates based on the percentage of time spent working for each organization. See “Certain Relationships and Transactions” on page 27. For purposes of determining our median employee, we treated these shared employees as part-time employees of Saul Centers based on the portion of their compensation attributed to Saul Centers.
    After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers, as set forth in the 2021 Summary Compensation Table in this proxy statement, to compute the ratio of the Chief Executive Officer’s total pay to that of the median employee.

Executive Employment Contracts and Potential Payments upon Termination or Change in Control
The Company does not have employment or severance agreements with any of its executive officers. Therefore, the Company does not have a predetermined termination or change of control compensation plan in place for any of its named executive officers.
COMPENSATION COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2021 and the Company’s 2022 Proxy Statement. This report is provided by the following independent directors, who comprise the Committee.

Members of the Compensation Committee
H. Gregory Platts, Chairman
Philip D. Caraci
March 9, 2022

AUDIT COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.
Duties, Powers and Responsibilities. The Audit Committee is governed by a charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:
•has sole power and authority concerning the engagement and fees of the independent registered public accounting firm;
•reviews with the independent registered public accounting firm the plans and results of the audit engagement;
•pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm;
•reviews the independence of the independent registered public accounting firm;
•review and approve in advance the appointment and/or replacement of the chief internal audit executive;
•reviews the adequacy of the Company’s internal controls over financial reporting; and
•reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Review and Discussion with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2021, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s attestation of the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm those items required by the Public Company Accounting Oversight Board ("PCAOB") and the SEC, which includes among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received a written disclosure letter required by the PCAOB from the independent registered public accounting firm regarding their independence, and has discussed the independent registered public accounting firm's independence with them.
2021 and 2020 Independent Registered Public Accounting Firm Fee Summary. During 2021 and 2020, the Company retained Deloitte to provide services in the following categories and amounts:

	2021	2020
Audit Fees (1)	$725,900	$724,600
Audit Related Fees (2)	—	—
Tax Fees	80,700	77,800
All Other Fees	—	—
Total Fees	$806,600	$802,400

(1)    Audit fees include the audit fee, fees incurred for attestation relating to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC. Audit fees for 2020 include $20,000 for additional procedures related to COVID-19 billed by Deloitte and $8,000 billed by Ernst & Young, the Company's former independent auditor.
(2)    Audit related fees consist of fees incurred for audit procedures related to the acquisition of operating real estate properties, fees for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.

The Audit Committee has determined that the provision of audit related services by Deloitte during 2021 is compatible with maintaining Deloitte’s independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. Consistent with SEC policies regarding registered public accounting firm independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the categories of services listed in the table above.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise necessitating engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. For the fiscal years ended December 31, 2021 and 2020, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2021, all hours expended on Deloitte’s engagement to audit our financial statements were performed by full-time, permanent employees of Deloitte.
Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report of the Company on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

George P. Clancy, Jr., Committee Chairman
Philip D. Caraci
H. Gregory Platts
February 24, 2022

Hedging Policy
The Company has not adopted a policy that prohibits employees, officers or directors, or any of their designees, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company's securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Unless otherwise indicated, the following table sets forth certain information as of March 2, 2022, concerning shares of Common Stock beneficially owned by all persons (if any) known by the Company to own more than 5% of the Company’s outstanding Common Stock, by each director and nominee, by each named executive officer and by all directors and executive officers as a group, according to information provided to the Company by each such person. Unless otherwise noted, each person named has sole voting and sole investment power with respect to all shares beneficially owned by such person.
For purposes of this table, “beneficially owned” includes securities redeemable or exercisable for Common Stock that are currently redeemable or exercisable or that will become redeemable or exercisable within 60 days of March 2, 2022, unless otherwise indicated. As a result, the number of shares set forth below includes (i) the number of shares of Common Stock the person holds, (ii) the number of shares of Common Stock the person could receive on exercise of options for shares held by the person that are exercisable within 60 days of March 2, 2022, unless otherwise indicated, (iii) fees deferred into shares of Common Stock by directors under the Directors Plan, and (iv) solely for Mr. B. Francis Saul II, the number of shares of Common Stock Mr. B. Francis Saul II, immediate family members of Mr. B. Francis Saul II, entities and trusts controlled by Mr. B. Francis Saul II and other affiliates of Mr. B. Francis Saul II (collectively, the “Saul Organization”), could receive on conversion of certain units of limited partnership interest in Saul Holdings Limited Partnership (the “Operating Partnership”). In general, these units are convertible into shares of Common Stock on a one-for-one basis provided that, in accordance with the Company’s Articles of Incorporation, the rights may not be exercised at any time that the Saul Organization beneficially owns, directly or indirectly, in the aggregate more than 39.9% of the value of the Company’s outstanding Common Stock and Preferred Stock (the “Ownership Limit”).

Name of Beneficial Owner (1)	Aggregate Number of Shares Beneficially Owned (2)		Percent of Class (2)
B. Francis Saul II	11,317,568	(3)	46.2%
Philip D. Caraci	177,747	(4)	*
John E. Chapoton	49,309	(5)	*
George P. Clancy, Jr.	37,189	(6)	*
J. Page Lansdale	151,400	(7)	*
Willoughby B. Laycock	17,280	(8)	*
H. Gregory Platts	27,500	(9)	*
Earl A. Powell III	10,800	(10)	*
Andrew M. Saul II	18,900	(11)	*
Mark Sullivan III	37,273	(12)	*
John R. Whitmore	15,800	(13)	*
D. Todd Pearson	18,280	(14)	*
Christopher H. Netter	107,634	(15)	*
John F. Collich	142,852	(16)	*
Scott V. Schneider	129,122	(17)	*
T. Rowe Price Associates, Inc.	2,115,653	(18)	8.9%
100 E. Pratt Street, Baltimore, MD 21202
The Vanguard Group, Inc.	2,108,988	(19)	8.9%
100 Vanguard Blvd., Malvern, PA 19355
Blackrock, Inc.	1,989,458	(20)	8.4%
55 East 52nd Street, New York, NY 10055
Principal Real Estate Investors, LLC	1,310,945	(21)	5.5%
801 Grand Avenue, Des Moines, IA 50392
All directors and executive officers as a group (22 persons)	12,764,552	(22)	50.2%

(1)Except as otherwise indicated, the address of each beneficial owner listed is c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500E, Bethesda, MD 20814-6522.
(2)Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. * indicates ownership of less than 1%.
(3)Includes 8,401,273 shares owned by B. F. Saul Real Estate Investment Trust (the “Trust”), 533,756 shares owned by Dearborn, LLC, 146,218 shares owned by SHLP Unit Acquisition Corporation, 2,774 shares owned by Avenel Executive Park, Phase II, LLC, 395,478 shares owned by B. F. Saul Property Company, 353,947 shares owned by B. F. Saul Company, 403,726 shares owned by Westminster Investing LLC, 35,062 shares owned by Van Ness Square Corporation, 15,393 shares owned by various family trusts for which Mr. B. Francis Saul II is either the sole trustee or sole custodian for a child, and 144,198 shares owned by Mr. B. Francis Saul II’s spouse (138,841 shares owned directly and 5,358 shares owned in the Saul Centers stock fund of her 401(k) plan). Mr. B. Francis Saul II disclaims beneficial ownership of 144,198 shares owned by his spouse. Pursuant to Rule 13d-3, the Common Stock described above is considered to be beneficially owned by Mr. B. Francis Saul II because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof. Includes 17,500 shares subject to options held by Mr. B. Francis Saul II which are currently exercisable. Includes 123,428 shares directly held by a trust and attributed to Mr. B. Francis Saul II and his spouse's 401(k) retirement accounts due to the interests they hold in the trust. Mr. B. Francis Saul II and his spouse have investment, but not voting, power over such shares. Includes 633,300 of 9,284,658 units of the Operating Partnership owned by the Trust, Dearborn LLC, SHLP Unit Acquisition Corp., B. F. Saul Property Company, Van Ness Square Corporation, Westminster Investing LLC, and Avenel

Executive Park Phase II, LLC. The remaining units owned by these entities cannot be converted because conversion would cause the Saul Organization to exceed the Ownership Limit.
(4)Includes 23,166 shares owned by Mr. Caraci’s spouse. Mr. Caraci disclaims beneficial ownership of 23,166 shares owned by his spouse. Includes 22,500 shares subject to options held by Mr. Caraci which are currently exercisable.
(5)Includes 22,500 shares subject to options held by Mr. Chapoton which are currently exercisable.
(6)Includes 25,000 shares subject to options held by Mr. Clancy which are currently exercisable.
(7)Includes 145,000 shares subject to options held by Mr. Lansdale which are currently exercisable.
(8)Includes 459 shares held by a trust of which Ms. Laycock is the beneficiary. Includes 562 shares owned by Ms. Laycock’s spouse. Ms. Laycock disclaims beneficial ownership of the 562 shares owned by her spouse. Includes 12,500 shares subject to options held by Ms. Laycock which are currently exercisable.
(9)Includes 25,000 shares subject to options held by Mr. Platts which are currently exercisable.
(10)Includes 10,000 shares subject to options held by Mr. Powell which are currently exercisable.
(11)Includes 17,500 shares subject to options held by Mr. A. M. Saul II which are currently exercisable.
(12)Includes 800 shares held by a trust of which Mr. Sullivan is a co-trustee. The beneficiaries of this trust are Mr. Sullivan’s brother and his brother’s children. Mr. Sullivan disclaims beneficial ownership of the 800 shares held by this trust. Includes 22,500 shares subject to options held by Mr. Sullivan which are currently exercisable.
(13)Includes 15,000 shares subject to options held by Mr. Whitmore which are currently exercisable.
(14)Includes 16,250 shares subject to options held by Mr. Pearson which are currently exercisable. Includes 2,000 shares owned by Mr. Pearson's spouse. Mr. Pearson disclaims beneficial ownership of the 2,000 shares owned by Mr. Pearson's spouse.
(15)Includes 688 shares owned by Mr. Netter’s spouse. Mr. Netter disclaims beneficial ownership of the 688 shares owned by his spouse. Includes 1,625 shares directly held by a trust and attributed to Mr. Netter’s 401(k) retirement account due to the interest it holds in the trust. Mr. Netter has investment, but not voting, power over such shares. Includes 105,000 shares subject to options which are currently exercisable.
(16)Includes 2,218 shares owned by Mr. Collich’s spouse. Mr. Collich disclaims beneficial ownership of the 2,218 shares owned by his spouse. Includes 105,000 shares subject to options which are currently exercisable.
(17)Includes 110,000 shares subject to options which are currently exercisable and 1,429 shares owned by Mr. Schneider’s children. Includes 8,295 shares directly held by a trust and attributed to Mr. Schneider’s 401(k) retirement account due to the interest it holds in the trust. Mr. Schneider has investment, but not voting, power over such shares. Excludes 2,000 depositary shares each representing 1/100 of one share of 6.125% Series D Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series D depositary shares issued and outstanding.
(18)This information is based on a Schedule 13G/A filed with the SEC on February 14, 2022, in which it was reported that T. Rowe Price Associates, Inc. (“T. Rowe Price”), in its capacity as an investment advisor, had sole power to vote or direct the voting of 769,673 shares, and the sole power to dispose or to direct the disposition of 2,115,653 shares. T. Rowe Price does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares. T. Rowe Price has advised the Company that (i) these securities are owned by various individual and institutional investors which T. Rowe Price serves as an investment advisor with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.
(19)This information is based on a Schedule 13G/A filed with the SEC on February 10, 2022 in which it was reported that The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or to direct the disposition of zero and 2,075,399 shares, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 21,538 and 33,589 shares, respectively. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(20)This information is based on a Schedule 13G/A filed with the SEC on February 1, 2022 in which it was reported that Blackrock, Inc., in its capacity as an investment advisor, had sole power to vote, and direct the voting of 1,955,856 shares and dispose of 1,989,458 shares. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares.
(21)This information is based on Schedule 13G filed with the SEC on February 15, 2022, in which it was reported that Principal Real Estate Investors, LLC, in its capacity as an investment advisor, had shared power to vote, and direct the voting of, and shared power to dispose, and direct the disposition of, 1,310,945 shares.
(22)Excludes 2,100 depositary shares, each representing 1/100 of one share of 6.125% Series D Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series D depositary shares issued and outstanding. Excludes 850 depositary shares, each representing 1/100 of one share of 6.0% Series E Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series E depositary shares issued and outstanding. Includes 388,958 shares in a 401(k) retirement plan for which an officer, as chairman of the committee that is the plan’s fiduciary, has shared voting power.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Certain relationships existing between (i) the Company and its subsidiaries, including the Operating Partnership and two subsidiary limited partnerships (the “Subsidiary Partnerships,” and collectively with the Operating Partnership, the “Partnerships”), and (ii) the Saul Organization are discussed below. Except as discussed below, the Company does not have any written policies or procedures for the review, approval or ratification of transactions with related persons.
Management of the Current Portfolio Properties. The Company and its subsidiaries entered into a Shared Services Agreement with the Saul Organization, that provides for the sharing of certain personnel and ancillary functions, such as computer hardware, software and support services, payroll services, benefits administration, in-house legal services and other direct and indirect administrative personnel. The method of determining the cost of the shared services is provided in the Shared Services Agreement and, depending on the service, is based upon head count, estimates of usage or estimates of time incurred, as applicable. The Saul Organization also subleases office space to the Company (see below for description of terms of corporate headquarters lease). The terms of all sharing arrangements, including payments related thereto, are deemed reasonable by management and are approved annually by the Audit Committee of the Company, which consists entirely of independent directors under the Company’s Articles and NYSE rules. Billings by the Saul Organization for the Company’s share of these ancillary costs and expenses, which included $799,500 of rental payments for the Company’s headquarters lease, for the year ended December 31, 2021, totaled $8.0 million. At December 31, 2021, $1.1 million was owed to the Saul Organization. Although the Company believes that the amounts allocated to it for such shared services represent a fair allocation between it and the Saul Organization, the Company has not obtained a third party appraisal of the value of these services.
Related Party Rents. The Company subleases space for its corporate headquarters from a member of the Saul Organization, the building of which is owned by another member of the Saul Organization. The lease commenced in March 2002 and expires in February 2027. The Company and the Saul Organization entered into a sublease whereby each party pays a portion of the total rental payments based on a percentage proportionate to the number of employees employed by each party. The Company’s rent payment for the year ended December 31, 2021 was $799,500.

Insurance Agency. B. F. Saul Insurance, Inc., a subsidiary of the B. F. Saul Company and a member of the Saul Organization, is a general insurance agency that receives commissions and counter-signature fees in connection with insurance policies related to the Company’s insurance program. Such commissions and fees amounted to approximately $397,900 for the year ended December 31, 2021.
Management Personnel. The Company's Chief Executive Officer, President and Chief Operating Officer, Executive Vice President-Chief Legal and Administrative Officer and Senior Vice President-Chief Accounting Officer and Treasurer are also officers of various entities of the Saul Organization. Although the Company believes that these officers spend sufficient management time to meet their responsibilities as the other officers, the amount of management time devoted to the Company will depend on the specific circumstances at any given point in time. As a result, in a given period, these officers may spend less than a majority of their management time on the Company's matters. Over extended periods of time, the Company believes that our Chief Executive Officer will spend less than a majority of his management time on Company matters, while the Company believes that its President and Chief Operating Officer, Executive Vice President-Chief Legal and Administrative Officer and Senior Vice President-Chief Accounting Officer and Treasurer may or may not spend less than a majority of their time on the Company's matters.
Related Person Employment. Willoughby B. Laycock, an employee and member of the Board, received $286,000 in total compensation for her services as an employee of the Company, consisting of salary and bonus, for the year ended December 31, 2021. Ms. Laycock also receives other health and welfare benefits available to other employees of the Company.
Exclusivity and Right of First Refusal Agreements. The Company will acquire, develop, own and manage shopping center properties and will own and manage other commercial properties subject to certain exclusivity agreements and rights of first refusal to which it is a party. The Saul Organization will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties. An agreement relating to exclusivity and the right of first refusal between the Company and the Saul Organization generally requires the Saul Organization to conduct its shopping center business exclusively through the Company and to grant the Company a right of first refusal to purchase commercial properties and development sites in certain market areas that become available to the Saul Organization. The Saul Organization has granted the right of first refusal to the Company, acting through the Company’s independent directors, in order to minimize potential conflicts with respect to commercial properties and development sites. The Company and the Saul Organization have entered into this agreement in order to minimize conflicts with respect to shopping centers and certain of the Company’s commercial properties.
Real Estate Purchases and Sales. From time to time, the Company may purchase from, or sell property to, members of the Saul Organization. In these instances, each party obtains independent third party appraisals of the property and the transactions are approved in advance by the Audit Committee, which is comprised solely of independent directors.
In August 2016, the Company entered into an agreement (the “Ashbrook Contribution Agreement”) to acquire from the Saul Trust approximately 13.7 acres of land located at the intersection of Ashburn Village Boulevard and Russell Branch Parkway in Ashburn, Virginia. The transaction closed on May 9, 2018, and the Company issued 176,680 limited partnership units to the Saul Trust. The Company constructed a shopping center, Ashbrook Marketplace. On June 30, 2021, the Company issued 93,674 additional limited partnership units as additional consideration to the Saul Trust in accordance with the Ashbrook Contribution Agreement, as amended.
On November 5, 2019, the Company entered into an agreement (the “Twinbrook Contribution Agreement”) to acquire from 1592 Rockville Pike LLC (“1592 Rockville Pike”), a wholly-owned subsidiary of the Saul Trust, approximately 6.8 acres of land and its leasehold interest in approximately 1.3 acres of contiguous land, together in each case with the improvements located thereon, located at the Twinbrook Metro Station in Rockville, Maryland (the “Contributed Property”) in exchange for 1,416,071 limited partnership units in the Operating Partnership. The Contributed Property is immediately adjacent to approximately 10.3 acres owned by the Company. Title to the Contributed Property and the units were placed in escrow until certain conditions of the Twinbrook Contribution Agreement were satisfied.

On March 5, 2021, the Company entered into an amendment to the Twinbrook Contribution Agreement in which it and 1592 Rockville Pike agreed to release to the Company from escrow the deed and assignment of the leasehold interest of the Contributed Property, as of that date, and reimburse 1592 Rockville Pike for certain expenses pursuant to the Twinbrook Contribution Agreement. The units continued to remain in escrow pending satisfaction of the conditions of the Twinbrook Contribution Agreement, as amended.
The Company acquired title to the Contributed Property earlier than originally contemplated in order to control the final aspects of predevelopment, project bidding, contractor selection and lender discussions in support of Phase I. This control will also assure the preservation of the Wegmans lease and its value to this site and, as importantly, to the Company’s adjacent holdings.
The remaining conditions of the Twinbrook Contribution Agreement were satisfied during the third quarter of 2021, and, effective October 18, 2021, 708,036 units were released from escrow to 1592 Rockville Pike. The remaining 708,035 units continue to be held in escrow and will be released to 1592 Rockville Pike on October 18, 2023.
On June 29, 2021, the third-party landlord under the ground lease contributed the fee simple interest in the land underlying the leasehold interest to the Company in exchange for 469,740 limited partnership units in the Operating Partnership, representing an aggregate value of $21.5 million. Acquisition costs were paid in cash and totaled $0.7 million.
As a result of the Company's acquisitions and the contributions described above, the Company owns the entire 18.4-acre site subject to certain dedications and easements. The full project plan for redevelopment of a major mixed-use project was finalized in 2019 and rights to develop the project extend for a thirty-year term to 2049.
A site plan allowing for development of the residential and retail portions of Twinbrook Quarter Phase I (“Phase I”), which will include an 80,000 square foot Wegmans, and approximately 25,000 square feet of adjacent small shop space, 450 apartments and a 230,000 square foot office building, was approved by the City of Rockville in August 2020. The approval of the site plan was unanimous, however, it was appealed by a local resident. The Circuit Court for Montgomery County issued a decision affirming the City's approval of the site plan and that decision is final and unappealable.
During 2021, the Company commenced development of Phase I. The office portion of Phase I will not be constructed at this time. Demolition of the existing improvements within Phase I has been completed and excavation of the site is approximately 90% complete. Below grade foundation work has begun and will continue during 2022. Initial delivery of Phase I is anticipated in late 2024. The development potential of all phases of the entire 18.4 acre Twinbrook Quarter site totals 1,865 residential units, 473,000 square feet of retail space, and 431,000 square feet of office space.

OTHER MATTERS
The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of the Company.
PROPOSALS FOR NEXT ANNUAL MEETING
It is presently contemplated that the 2023 annual meeting of stockholders will be held in mid-May 2023. Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2023, including a proposal relating to director nominations, must be received at the Company’s office at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, no later than November 21, 2022.
Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act, as well as the requirements of the Company’s Bylaws, which are described under the section captioned “Board of Directors - Corporate Governance - Nominating and Corporate Governance Committee - Selection of Director Nominees.” As a result, assuming that our 2023 annual meeting of stockholders is held within 30 days of the anniversary of the Company’s 2022 annual meeting of stockholders, the Company must receive any proposals, including a proposal relating to director nominations, for consideration at the 2023 annual meeting of stockholders no earlier than February 12, 2023, and no later than March 14, 2023. In addition, the form of proxy that the Board of Directors will solicit in connection with the Company’s 2022 annual meeting of stockholders will confer discretionary authority to vote on any proposal received between November 21, 2022 and February 12, 2023, or after March 14, 2023.
ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2021 accompanies this Proxy Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company makes available free of charge on its internet website, www.saulcenters.com, this 2022 Proxy Statement and the 2021 Annual Report to Stockholders, as well as its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on the Company’s internet website is not part of this proxy statement.

By order of the Board of Directors

Bettina T. Guevara
Senior Vice President, General Counsel and Secretary
March 23, 2022
Bethesda, Maryland

7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-6522